Exhibit 5

SCHULTE ROTH & ZABEL LLP

919 Third Avenue

New York, NY 10022

(212) 756-2000

fex (212) 593-5955

www.srz.com

June 2, 2006

Horizon Lines, Inc.

4064 Colony Road, Suite 200

Charlotte, North Carolina 28211

Dear Sirs:

We have acted as special counsel to Horizon Lines, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-l (File No. 333-134270) (as amended, the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale by those selling stockholders named in the Registration Statement (the “Selling Stockholders”) of a maximum of 6,612,500 shares of the Company’s common stock (“Common Stock”), par value $.01 per share (the “Shares”). The Shares are to be purchased by certain underwriters and offered for sale to the public pursuant to the terms of an Underwriting Agreement (the “Underwriting Agreement”), the form of which has been filed as an exhibit to the Registration Statement.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In our capacity as special counsel to the Company in connection with the preparation and riling by the Company of the Registration Statement and the offer and sale of Shares contemplated thereby, we have examined originals, telecopies or copies, certified or otherwise identified to our satisfaction, of such records of the Company and all such agreements, certificates of public officials, certificates of officers or representatives of the Company and others, and such other documents, certificates and corporate or other records as we have deemed necessary or appropriate as a basis for this opinion, including, without limitation, a specimen certificate representing the Common Stock. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons signing or delivering any instrument, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to this opinion that were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

Members of this firm are admitted to the bar in the State of New York and the opinions set forth below are limited to the General Corporation Law of the State of Delaware.

Based upon the foregoing and such other investigations as we have deemed necessary and subject to the qualifications included in this letter, we are of the opinion that the Shares have been duly authorized and are validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Validity of Common Stock” in the prospectus which forms a part thereof. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ SCHULTE ROTH & ZABEL LLP